Exhibit 10.32

Joint Venture Contract

This joint venture contract (this “Contract”) is entered into on July 30, 2010 (the “Execution Date”) in Beijing by the following parties:

Party A: San’An Optoelectronics, Co., Ltd.
Address: No. 1721, Lvling Road, Siming District, Xiamen, Fujian Province

Party B: EMCORE Corporation
Address: 10420 Research Road SE, Albuquerque, New Mexico, USA.

Collectively, referred to herein as the “Parties”, and individually each as a “Party”.

Whereas:
1.
Solar power is a type of renewable energy which is clean and efficient. High concentration photovoltaics (“HCPV”) represent one of the most innovative solar power technologies that have significant potential for economic development in the 21st century. The People’s Republic of China (“PRC” or “China”, for purposes of this Contract, shall exclude Hong Kong, Macao and Taiwan) has abundant solar energy resources and is actively promoting the development and deployment of solar power, which it believes will bring a huge development opportunity for the PRC economy.

2.
San’An Optoelectronics, Co., Ltd. (hereinafter referred to as “San’An Optoelectronics” or “Party A”), a company organized under the laws of the PRC and headquartered in Xiamen, Fujian Province, PRC, is the largest producer of LED epitaxial wafers and chips in China.

3.
EMCORE Corporation (hereinafter referred to as “EMCORE” or “Party B”), a company organized under the laws of the State of New Jersey and headquartered in the State of New Mexico, USA, is a leading provider of compound semiconductor-based components, subsystems, and systems for the global fiber optics communication and solar power markets.

4.
San’An Optoelectronics and EMCORE intend to use their respective advantages in technology, supply chain, mass production and marketing to establish a joint venture company (the “JV Company”) in China to design, develop, and manufacture HCPV components and systems for terrestrial solar power applications, promote the application of HCPV systems throughout the world, and thereby contribute to global energy preservation, carbon emission reduction, and environmental protection.

Article 1. General Principles
Party A and Party B have negotiated this Contract in good faith. In light of the principle of equality and mutual-benefits and by friendly negotiation, both Parties agree to establish the JV Company in the PRC, and, hereby enter into this Contract in accordance with the Laws of the PRC on Chinese-Foreign Equity Joint Ventures, Company Laws of the PRC and other relevant laws and regulations.

Article 2. Parties to the Joint Venture
Party A: San’An Optoelectronics, Co., Ltd., a company established and registered under the PRC law
Address: No. 1721, Lvling Road, Siming District, Xiamen, Fujian Province, PRC.
Legal Representative: Lin Xiucheng
Title: Chairman of the Board
Nationality: Chinese

Party B: EMCORE Corporation, a company organized under the laws of the State of New Jersey and headquartered in the State of New Mexico, USA
Address: 10420 Research Road SE, Albuquerque, New Mexico, USA.
Legal Representative: Hong Q. Hou
Title: President and Chief Executive Officer
Nationality: U.S.A.

Article 3. Joint Venture Company
Both Party A and Party B agree to establish the JV Company in Wuhu City, Anhui Province, in the PRC, in accordance with the Laws of the PRC on Chinese-Foreign Equity Joint Ventures, the Company Laws of the PRC and other relevant PRC laws and regulations.

Article 4. Name and Address
The Chinese name of the JV Company tentatively is: 三科光伏有限责任公司
The English name is tentatively: Suncore Photovoltaics Co., Ltd.
The legal address of the JV Company is: Economy and Technology Development Zone, Wuhu City, Anhui Province.

Article 5. Legal Status of the JV Company.
The JV Company is a PRC legal person and all its activities are subject to the provisions of laws and regulations of the PRC. The legitimate rights and interests of the JV Company will be protected by PRC laws.

Article 6. Representations and Warranties of Party A.
Party A hereby represents and warrants to Party B as follows:
(a)
Party A is a company duly organized and validly existing under the laws of the PRC and is in compliance with all conditions required to maintain its status as an enterprise legal person under the laws of the PRC;

(b)	Party A has submitted to Party B a valid, true and complete copy of its latest business license bearing the latest annual inspection seal from the relevant administration for industry and commerce;
(c)	Party A has taken all appropriate and necessary corporate actions to
(i)	empower its legal representative to sign this Contract,
(ii)	authorize the execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party, and
(iii)	authorize the performance and observance of the terms and conditions hereof and thereof;
(d)
Party A has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts contemplated herein to which it is a Party and to observe and perform its obligations hereunder and thereunder;

(e)	This Contract shall constitute the legal, valid and binding obligation of Party A enforceable against Party A in accordance with its terms; and
(f)
To the best knowledge of Party A, Party A’s execution, delivery and performance of this Contract or any of the other contracts contemplated herein will not violate any of its constitutive documents, any other agreement or obligation of Party A or its relevant Affiliates, or currently effective law, regulation or decree of China that may be applicable to any aspect of the transactions contemplated hereunder.

Article 7. Representations and Warranties of Party B.
Party B hereby represents and warrants to Party A as follows:
(a)	Party B is a company duly organized, validly existing and in good standing under the laws of the state of New Jersey, U.S.A.;
(b)	Party B has submitted to Party A a valid, true and complete copy of its certificate of incorporation;
(c)	Party B has taken all appropriate and necessary corporate actions
(i)	to empower its duly authorized representative whose signature is affixed hereto to sign this Contract and all of the contracts contemplated herein to which it is a party,
(ii)	authorize the execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party,
(iii)	to authorize the performance and observance of the terms and conditions hereof and thereof;
(d)	Party B has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts referred to herein to which it is a party;
(e)	This Contract shall constitute the legal, valid and binding obligation of Party B enforceable against Party B in accordance with its terms; and
(f)
To the best knowledge of Party B, Party B’s execution, delivery and performance of this Contract or any of the other contracts contemplated herein will not violate any of its constitutive documents, any other agreement or obligation of Party B or its relevant Affiliates, or currently effective law, regulation or decree of USA that may be applicable to any aspect of the transactions contemplated hereunder.

Article 8. Prior Obligations.
The JV Company shall not be liable or have any responsibility whatsoever for any obligations or liabilities not relating to this Contract of a Party that existed on or were incurred prior to the Effective Date.

Article 9. Formation of the JV Company.
The JV Company shall be a limited liability company. The liability of each of the Parties for the obligations, liabilities, debts and losses of the JV Company shall be limited to that Party’s obligation to make its respective contribution to the registered capital of the JV Company within the period required. Unless it has agreed otherwise in a separate agreement with a third party, a Party shall not be liable for any obligations or liabilities of the JV Company. Creditors of the JV Company shall have recourse only to the assets of the JV Company and shall not have any claim against the Parties for the obligations of the JV Company, and in case any creditor of the JV Company brings any actions or claims against any Party for any act of omission of the JV Company, the JV Company shall defend, at its cost, such Party and hold harmless such Party against such claims or actions or any loss or expenses incurred thereby. Neither Party shall be required to provide any further funds to or on behalf of the JV Company beyond the amount contributed by the Party under this Contract.

Article 10. Profits and Losses.
The Parties shall share the profits, losses and risks of the JV Company in proportion to and, in the event of losses, to the extent of their respective contributions to the registered capital of the JV Company.

Article 11. No Agency Relationship.
Neither Party is the agent of the other Party nor does either Party have any power to bind the other Party or to assume or to create any obligation or responsibility, express or implied, on behalf of the other Party in the other Party’s name. Neither this Contract nor any of the other contracts contemplated herein shall be construed as constituting Party A and Party B as partners or as creating any other form of legal association which would impose liability upon one Party for the act or failure to act of the other.

Article 12. Other Contracts.
The JV Company shall duly execute the Technology License Agreement with Party A and Party B respectively, the copies of which are attached hereto as Exhibit A and Exhibit B.

Article 13. Objective and Business Scope of JV Company.
The objective of the JV Company is (i) to develop high-volume low-cost manufacturing of HCPV components and systems for terrestrial solar power applications (“Products”), (ii) to market and sell the Products worldwide, and (iii) to provide technical services and after-sales service related to the Products.

The business scope of the JV Company is the design, development, manufacturing, sales, service and distribution of HCPV components and systems for terrestrial solar power applications.

Article 14. Total Investment Amount and Registered Capital
The total investment amount of the JV Company is USD 90,000,000. The registered capital of the JV Company is USD 30 million, among which, Party A contributes USD 18 million, accounting for sixty percent (60%) of the registered capital of the JV Company, and Party B contributes USD 12 million, accounting for forty percent (40%) of the registered capital of the JV Company.

Based on the operational demand of the JV Company and the development status in the world solar energy market, both Parties may negotiate and, upon mutual agreement, increase the total investment amount and the registered capital of the JV Company.

Article 15. Method of Contribution.
Party A shall contribute in cash: USD 18,000,000.
Party B shall contribute in cash: USD 12,000,000.

Article 16. Contribution Period.
The registered capital of the JV Company shall be paid in by both Parties in two installments according to the following schedule:
The first installment of registered capital: each Party hereto shall pay one-third of its subscribed registered capital contribution amount respectively within 45 days after the Establishment Date. For purposes of this Contract, the “Establishment Date” shall mean the date on which the JV Company obtains its business license.

The second installment of registered capital: each Party hereto shall pay two third of its subscribed registered capital contribution amount respectively within 6 months after the Establishment Date;

In the event that the Parties’ subsequent registered capital contributions to the JV Company are made in non-cash assets, then such non-cash registered capital contributions shall be appraised by an independent PRC appraisal firm to determine the fair market value of such non-cash contribution which shall ultimately be approved by the Parties. The appraisal firm shall be chosen by both Parties, and the cost of appraisal shall be borne by each Party, respectively.

Article 17. Liability Relating to Violation of Contribution Obligation.
Both Parties shall pay their registered capital contributions pursuant to the agreed Article 16 herein. If either Party fails to pay its registered capital contribution within the agreed period, then such Party shall be in default of this Contract and shall pay the non-breaching Party a late payment penalty in an amount equal to 0.05% of the unpaid balance for each day that such payment is late, up to a maximum penalty of twenty percent (20%) of the then due registered capital contribution, and the breaching Party shall continue to perform its capital contribution obligations after the breaching Party assumes this late payment liability.

Article 18. Verification of Contribution.
Any registered capital contribution paid by each Party must be verified by a PRC certified public accountant engaged by the JV Company, who will subsequently issue a capital verification report. The JV Company will issue capital contribution certificates to the contributing Party within fifteen days after receipt of the capital verification report from the PRC certified public accountant.

Article 19. Additional Financing.
The JV Company may obtain additional funds through loans from domestic or foreign financial institutions on terms and conditions approved by the Board of Directors and each of the Parties. The JV Company may also obtain loans or guarantees from the Parties or their Affiliates on terms and conditions to be determined by the relevant parties and approved by the Board of Directors and each of the Parties. In the event a Party does agree to lend funds to the JV Company or to guarantee a loan to the JV Company from a third party or financial institution, such Party shall be entitled to be paid interest on the loan at such rate or guarantee fees in such amount as agreed to by each of the Parties and the JV Company. For purposes of this Contract, “Affiliate”, shall mean with respect to a Party, any person, corporation, partnership, joint venture or other entity controlling, controlled by or under common control with such Party, but shall not include the JV Company; a person or entity shall be deemed to “control” another person or entity if the former possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the latter.

Article 20. Transfer of Ownership Interest.
If either Party intends to transfer its equity in the JV Company to any party other than the shareholders of the JV Company, the consent from the other Party shall be obtained. In the event either Party intends to transfer its equity ownership in whole or in part, then the other Party shall have a right of first refusal to purchase such equity. If either Party wishes to sell, transfer or otherwise dispose of any or all of its equity interest in the JV Company, (such party being called the “Seller”), the other Party (the “Offeree”) shall have a prior right to buy such equity interest (the “Offered Equity Interest”). The Seller shall give to the Offeree notice in writing of its desire or intention to sell all or any of its equity interest. This notice (the “Selling Notice”) shall set out the name of the proposed purchaser, the price and the terms and conditions of the sale of the Offered Equity Interest. The Offeree may, within a period of thirty (30) days next following the date when the Selling Notice shall be deemed to have been given, give written notice to the Seller or by serving the notice personally on the Seller. This notice (the “Buying Notice”) shall state either that the Offeree is willing to purchase the Offered Equity Interest, or that it is not willing to purchase the Offered Interest. If the Offeree fails to give the Buying Notice it will be deemed to have refused to purchase the Offered Equity Interest.
After receipt by the Seller of each Buying Notice, or after the expiry of thirty (30) days from the date of the Selling Notice, whichever is earlier, the Seller shall be bound to sell all the Offered Equity Interest to Offeree if it has indicated in the Buying Notice that it wishes to purchase the Offered Equity Interest (the “Buyers”) at such price and on such terms as contained in the Selling Notice. If the Offeree by reason of the provisions hereinbefore contained, does not purchase the Offered Equity Interest, then the Seller shall be at liberty to sell the Offered Equity Interest to an outside third party but only at a price equal to or in excess of the price contained in the Selling Notice, on the same terms as disclosed in the Selling Notice, and only if such sale is consummated within 160 days from the date of the Selling Notice or such other period as otherwise agreed to by the Parties. In the event that such third party buyer is the wholly owned subsidiary of Party A or Party B, this Article shall not apply. Any permitted purchaser under this Article shall be bound by the terms of this Contract. Notwithstanding the foregoing, neither Party may sell its interest to the other Party and any third party within two (2) years from the Establishment Date.

Article 21. Employee Incentive.
The Parties agree that, ten percent (10%) of the JV Company’s initial equity ownership interest (the “Incentive Shareholding”) shall be placed into a pool (“Shareholding Incentive Plan”) to be used as an incentive for the employees of the JV Company (the “Incentive Employees”). The Incentive Shareholding shall be contributed by both Parties, in proportion to the equity ownership of both Parties in the JV Company, immediately subsequent to the establishment of the JV Company.

Article 22. The Board of Directors.
The board of directors (“Board”) of the JV Company shall consist of five (5) directors, among which, Party A shall appoint three (3) directors, and Party B shall appoint two (2) directors. The Board shall hold its first meeting within thirty (30) days of the Establishment Date. Unless the Parties otherwise agree in writing, there will be one Chairman of the Board appointed by Party A and one Vice-Chairman of the Board appointed by Party B. The tenure of the directors is 3 years, and the directors may serve consecutive terms. Any vacancy created in the Board shall be filled by the Party which originally appointed the absent director causing the vacancy. Any Party may at any time remove for any reason any or all of the individuals appointed by such Party as a director and appoint in lieu thereof another individual or individuals to serve the remainder of the relevant term(s). In respect of any appointment or removal of a director, a written notice shall be sent to the other Party and the JV Company, and such decision shall be submitted to approval authority and register authority for filing.

The Chairman of the Board is the legal representative of the JV Company and shall act only in accordance with the specific decisions, resolutions and instructions of the Board. When the Chairman of the Board cannot perform his/her duty for any reason, he/she may authorize the Vice Chairman to perform his/her duty on his/her behalf.

Article 23. Board Approval.
The Board is the supreme authority of the JV Company and is entitled to decide all material matters in respect of the JV Company. The functions of the Board of the JV Company and the manner by which the Board exercises its responsibilities shall be specified in this Contract and the Articles of Association of the JV Company. The Board of the JV Company will exercise its responsibilities in compliance with PRC laws and regulations and the Articles of Association of the JV Company.
Resolutions made and passed by the Board shall require the approval of fifty percent (50%) or more of the directors.
Notwithstanding the foregoing, the following significant issues shall require the approval of two-thirds or more of the directors:
1.	to amend the Articles of Association of the JV Company;
2.	increase, reduction or assignment of registered capital and/or the adjustment of each Party’s share of interest in the registered capital of the JV Company;
3.	to issue company bonds or indebtedness for borrowed money;
4.	to suspend or terminate JV Company operations, or merge, split, dissolve, or change the form of, or formulate and/or change liquidation procedures for, the JV Company;
5.	matters involving a third party investment that meets or exceeds thirty percent (30%) of the value of the net assets of the JV Company;
6.
matters involving a single transaction, or series of related transactions, of a purchase or disposition of assets in an amount that meets or exceeds ten percent (10%) of the net assets of the JV Company;

7.
matters concerning the issuance of any security interests in any JV Company assets to any third party or the pledge or encumbrance of the assets of the JV Company (i.e., the granting of security interest of the JV Company);

8.	to deliberate and determine plans for profit distributions and making up losses of the JV Company;
9.	to adjust the contribution period of the shareholders of the JV Company;
10.	to appoint and remove the General Manager and/or the Chief Finance Officer of the JV Company;
11.	to extend the Operation Period of the JV Company;
12.	to approve the Annual Financial Budget (as defined in Article 30) and final accounting plan of the JV Company;
13.
to approve or implement capital expenditures which are not provided for in the Annual Financial Budget or exceed by fifteen percent (15%) of the capital expenditure set forth for it in the Annual Financial Budget of the JV Company;

14.	to determine the appointment or the dismissal of the accounting firm conducting the audit of the JV Company;
15.	to determine the provisions of and individual grants under the Shareholding Incentive Plan for the employees of the JV Company;
16.	to change or adjust the scope of the business of the JV Company; and
17.
to decide the pricing of any products sold by the JV Company to the Parties and their Affiliates, and pricing for any products or services sold by the Parties and/or their Affiliates to the JV Company.

Notwithstanding the above, however, considering the fact that Party B agrees pursuant to its Technology License Agreement to provide i)  Without any charge, a license to the JV Company involving relevant intellectual property and know-how relating to HCPV components and systems for terrestrial solar power applications, and relevant intellectual property and know-how relating to follow-on improvements and upgrades of the same, which are owned by Party B, necessary for the business operation of the JV Company, and ii) technology support at no cost to the JV Company, both Parties agree that

1)
The equity ownership interest Party B owns in the JV Company (including the equity ownership interest Party B holds in the JV Company subsequent to any increase of the registered capital of the JV Company) shall not be less than ten percent (10%) (“Minimum Shareholding”). If any changes of the JV Company (including but not limited to the change of the registered capital) may cause the shareholding Party B holds in the JV Company to be less than ten percent (10%), then any such situation relating to this shall require the approval of one hundred percent (100%) of the directors of the Board, otherwise, such matters shall not be conducted unless such situation is the result of Party B voluntarily transferring its share ownership.

2)
Within every 18 months after the establishment of the JV Company, if the relevant intellectual property and know-how provided by Party B fails to result in the manufacturing cost of the Products decreasing by ten percent (10%) or more compared to the costs 18 months previously, provided that product quality remains the same or better, then the Minimum Shareholding by Party B in the JV Company (including the shareholding Party B holds in the JV Company after the capital increase of the JV Company) shall be adjusted from ten percent (10%) to five percent (5%). If any changes of the JV Company (including but not limited to the change of the registered capital) may cause the shareholding Party B holds in the JV Company to be less than five percent (5%), then any such matters shall obtain the approval of one hundred percent (100%) of the directors of the Board; otherwise, such matters shall not be conducted unless such situation is the result of Party B voluntarily transferring its share ownership;

3)
Within 6 months after the expiration of the first 18 month period set forth in the above paragraph, if it is still not realized that the relevant intellectual property and know-how provided by Party B results in the manufacturing cost of the Products decreasing by ten percent (10%) or more compared with the costs 18 months previously, provided that product quality remains the same or better, the Minimum Shareholding by Party B in the JV Company shall be adjusted from five percent (5%) to 0.

4)
Party B shall grant or cause its relevant Affiliate to grant to the JV Company a non-assignable right and license to use and exploit certain technology and know-how for the manufacture, use and sale of the Products pursuant to the terms and conditions of the Technology License Agreement.

Article 24. Board Meetings.
The Board shall convene at least four (4) meetings per year, which shall be convened and presided over by the Chairman of the Board. Upon the proposal by one-third or more of the directors, the Chairman of the Board shall convene an interim meeting of the Board.  A director may attend a Board meeting in person, by telephone conference or designate another person by proxy and vote in his place. Such designation shall be in writing with designated rights, shall be signed by the director, and shall identify the meeting or meetings at which the person may act as a proxy and any instructions that may be applicable to the proxy. A director may appoint another director as his proxy. A person acting as a proxy may do so for more than one director. The directors may vote on any matters either by attending meetings in person, by telephonic conference or by proxy. Each director shall have one vote.

The quorum for a Board meeting shall consist of three (3) directors (including at least one director appointed by Party A and one director appointed by Party B). However, if within two hours following the designated meeting time in the Board meeting notice, the directors numbers attending the Board meeting fail to satisfy the requirements herein, then such Board meeting shall be automatically postponed and held at the same time and place as described in the Board meeting notice on the tenth day following the designated Board meeting date, and the Board meeting convened again could be held with only three (3) directors , that is, the requirement of including at least one director appointed by Party A and one director appointed by Party B will not be required for the Board meeting held again for the same matters.

Article 25. Written Consent.
The Board may conduct any business and make decisions and take actions that could have been otherwise duly taken pursuant to a Board meeting by means of a unanimous written consent in lieu of a meeting.

Article 26.  Attendance and Minutes.
Both Parties shall be obliged to make sure that the directors appointed by them will attend the meetings of the Board, either in person, by telephonic conference or by proxy. Minutes shall be kept for each Board meeting and signed by all directors present at the Board meeting in person or by proxy. In order to facilitate the smooth conduct of Board meetings, the Chairman shall appoint a designee for the purpose of the Board meeting. The duties of such designee shall be to take detailed minutes of the Board meeting, facilitate the signing and adoption of such minutes, translate or arrange for the translation of documents and dispatch documents relating to the Board meeting to the directors. Minutes of the Board meeting shall be kept in both Chinese and English. Copies of the minutes in both Chinese and English languages shall be sent to Party A and Party B at the addresses set forth in this Contract.

Article 27. Board Meeting Expenses.
A director who is not an employee of the JV Company shall not draw a salary from the JV Company. All relevant costs incurred for holding the Board meetings shall be borne by the JV Company, while the costs incurred for any director’s attendance to any Board meetings shall be borne by the party which appoints such director.

Article 28. Notice of Meetings.
The Chairman, or in his absence or failure to act, the Vice Chairman, shall send (including but not limited to fax, email, express mail, etc.) written notice at least fourteen (14) days prior to any Board meeting stating the specific agenda, time and place of the meeting. Such notice may be waived by the unanimous consent of all directors attending the meeting.

Article 29.  Business and Management Organization.
The JV Company will establish a business and management organization to take responsibility of the daily operation and management of the JV Company. The business and management organization will have one General Manager, one Chief Finance Officer and several to be determined functional Vice General Managers. The General Manager shall be nominated by both Parties and appointed by the Board with a tenure of three years, and the General Manager can serve consecutive terms upon re-appointment.

Article 30.  General Manager Duties.
The General Manager’s duties are to take responsibility of the JV Company’s business planning and management, implement Board resolutions, be accountable to the Board, and organize and guide the routine business management. Subject to the scope of authorization of the Board, the General Manager may externally represent the JV Company, internally appoint and dismiss subordinate staff, and exercise other powers regarding the JV Company’s performance to the Annual Financial Budget authorized by the Board. For purposes of this Contract, an “Annual Financial Budget” means projected monthly and quarterly income statements, cash flow, and balance sheet for the upcoming fiscal year. The General Manager shall report to the Board about the operational performance of the JV Company compared to the Annual Financial Budget and the profit projections for the JV Company as may be appropriate from time to time throughout each fiscal year. The Board of the JV Company has the right to dismiss the General Manager for any reason at any time.

The JV Company may appoint several Vice General Managers to provide assistance to the General Manager. The Vice General Managers and the Chief Finance Officer shall all be nominated by the General Manager, and appointed or dismissed by the Board.

Article 31. No Conflict of Interests.
The General Manager shall implement business decisions in accordance with the best interests of the JV Company and the Parties. The General Manager, Vice General Managers and other managers in the JV Company shall perform their duties diligently, and shall not take any position other than directors in business organizations while employed by the JV Company, or participate in the business activities in any manner of other business organizations that are in competition with, or purchasers from or suppliers to, the JV Company.

Article 32. Supervisory Board.
The JV Company shall have a Supervisory Board composed of three supervisors. Party A and Party B shall respectively appoint one supervisor, and the third supervisor shall be elected by the employees. The Chairman of the Supervisory Board shall be the supervisor appointed by Party A. The tenure of a supervisor shall be three years. A supervisor may, if re-elected upon expiration of his tenure, serve consecutive terms.

Article 33. Duties of Supervisors.
The supervisors shall exercise the following functions and powers:
1.	to examine the financial affairs of the JV Company;
2.	to supervise the acts of the directors and the employees for any violation of the laws, administrative regulations or the Articles of Association of the JV Company;
3.	to demand that directors and employees make rectification as appropriate of their acts that are found by the Supervisory Board to have impaired the best interests of the JV Company;
4.	to propose the convening of interim Board meetings.

The supervisors shall attend meetings of the Board on a no-voting basis.

Article 34. Supervisory Board Meetings.
Meetings of the Supervisory Board shall be convened and presided over by the Chairman of the Supervisory Board. Where the Chairman cannot or does not perform his/her function, the meeting shall be convened and presided over by a supervisor elected by half or more of the supervisors.

The meeting of the Supervisory Board shall be convened at least once a year. The supervisor may propose to convene an interim meeting of the Supervisory Board. The resolution of the meeting of the Supervisory Board shall be approved by fifty percent (50%) or more of the three supervisors, and the matters discussed at each meeting of the Supervisory Board shall be kept in a minutes book and such minutes of each meeting shall be reviewed and signed by all the attending supervisors.

Article 35. Labor Management.
The employment, recruitment, dismissal, salaries, labor insurance, welfare, benefits, rewards and punishments and other matters concerning the employees of the JV Company shall be provided in the collective labor agreement entered into by the JV Company and the labor union organization or the respective labor agreement, following the plan formulated by the Board, in accordance with the applicable regulations of PRC relating to labor and social security. The labor agreement(s) shall be filed with local labor administration authority after its (their) execution.

Article 36. Employment.
The terms of employment including, salaries, social insurance, welfare, benefits and travel expenses of each member of senior management shall be decided by the Board after discussion.

Article 37. Finance and Accounting.
The JV Company shall pay various taxes and expenses pursuant to relevant laws, finance and accounting regulations, and other relevant laws and regulations of the PRC. Each Party may appoint representatives to audit the financial, accounting and operation records of the JV Company by providing no less than five (5) business days notice to the JV Company, and the other Party shall cause the JV Company to provide full cooperation.

Article 38. Official Currency.
The JV Company shall adopt Renminbi as its primary bookkeeping currency.

Article 39. Fiscal Year.
The fiscal year of the JV Company shall run from January 1 to December 31 of every year. All the vouchers, bills of documents, statements and account book shall be recorded in Chinese and well kept. However, the monthly, quarterly and annual financial statements (and audit report) of the JV Company shall be prepared in both Chinese and English.

The JV Company shall prepare in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”) and provide to the Parties:
(a)
Within sixty (60) days after the last day of each fiscal year, the balance sheet of the JV Company as of the end of such fiscal year and the related profit and loss statement and statement of cash flows for the fiscal year then ended, in each case audited as provided below.

(b)
Within thirty (30) days after the last day of each financial quarter, the unaudited balance sheet, statement of cash flows of the JV Company as of the end of such quarter and the related profit and loss statement (for such quarter and for the year-to-date).

(c)
Within thirty (30) days after the last day of each month, (i) a profit and loss statement for such month; and (ii) statement of cash flows and balance sheet; (iii) a forecast/outlook for the remainder of the current fiscal quarter, which shall include without limitation the number of personnel, revenue, cash balance and expenses.

Article 40. Auditors.
The JV Company shall engage an independent and reputable accounting firm licensed in the PRC designated by the Board to conduct the annual finance audit and quarterly reviews with respect to the JV Company, and submit the audit report and quarterly reviews to the Board. The JV Company will permit such accountant to have access to the JV Company’s books and records and management personnel and will provide such accountant with office space and all other reasonable facilities to enable the accountant to carry out the audit. In order to assist Party B in interpreting and reporting the JV Company’s financial performance to meet its reporting requirements, the JV Company shall provide, with the assistance of its outside auditor as necessary or convenient, without charge, to Party B such additional reports, financial data and information in English, and in the format, style and structure as Party B may reasonably request.

Article 41. Profit Allocation.
Before the JV Company distributes any annual after-tax cash profits to its equity owners, it shall allocate ten percent of its after-tax cash profits to its statutory common reserve fund and another five percent to its employee welfare fund.

The statutory common reserve fund shall be used to make up the JV Company’s losses in subsequent fiscal years and increase the capital. Where the accumulated amount of the statutory common reserve fund has exceeded fifty percent of the registered capital of the JV Company, no more statutory common reserve will be allocated.

After the JV Company legally pays various taxes and expenses, the after-tax profits can be distributed to each Party in proportion to its contribution in the registered capital or re-invested in accordance with the resolution of the Board. If the JV Company incurs any cash losses, each Party shall assume the loss up to, and in proportion to, its contribution in the registered capital.

Article 42. Purchase of Materials.
The purchase of raw materials by the JV Company shall be conducted based on best market practices. Raw material with excellent quality and reasonable prices shall be chosen for the production of the Products in order to strictly control their production costs. If the price performance ratio is appropriate and the delivery time can be assured, the JV Company shall purchase the raw materials from Party A or Party B on a preferred basis.

Article 43 Technology License.
As described in the Technology License Agreements attached hereto as Exhibits A and B, subsequent to the establishment of the JV Company, both Party A and Party B shall, on a preferential basis , unconditionally, and without charge, license the JV Company to use the relevant intellectual property rights and know-how with respect to the HCPV components and systems for terrestrial solar power applications and any follow-on improved and upgraded intellectual property rights and know-how from time to time respectively owned by both Parties,. Both Parties shall be responsible for providing technical support to the JV Company free of charge. The licensing scope of the intellectual property rights and know-how referred to in this Article includes the techniques and the technical information with respect to the design, testing and mass production of the HCPV components and systems for terrestrial solar power applications and any continuously improved techniques and the technical information.

Both Party A and Party B agree to appropriate devote manpower and resources to supporting the JV Company’s establishment of a research and development center for the purpose of independent development and improvement of HCPV components and systems for terrestrial solar energy applications. The JV Company is entitled to apply for patents with respect to the know-how, invention, utility models, designs, etc. independently developed by itself.

Article 44.  Establishment and Operation Term of the JV Company.
Both Parties agree to jointly work on the establishment of the JV Company upon the execution of this Contract.
The operation term of the JV Company is 30 years, which starts from the Establishment Date.  Upon the expiration of the operation term of the JV Company, the operation term of the JV Company may be extended by the Parties.

Article 45. Undertakings of the Parties.
1、Unless otherwise provided in this Contract, Party A and Party B also each individually undertake:
(a)	to provide the JV Company with necessary technical experts; and to provide appropriate technical training for employees of the JV Company at no cost to the JV Company.
(b)
to provide assistance in preparing the incorporation documents of JV Company, accomplishing the approval and registration and other procedures for the establishment of the JV Company, and coordinating with governmental authorities, so as to enable the JV Company to start its establishment and operations as soon as reasonably practicable.

(c)	to organize and coordinate in order to help the JV Company obtain any necessary product qualification and certification as soon as possible.
(d)	to assist the JV Company in handling customs declaration for production equipments to be imported to the JV Company.
(e)	to assist the JV Company in recruiting management personnel, technical staff, workers and other staff as required.
(f)	to assist the JV Company in dealing with the entry visas, work permits and other procedures associated with attracting and retaining the necessary employees and consultants.
(g)	to assist the JV Company in securing water, electricity, transportation, and other services that are necessary for the efficient operation of the JV Company.
(h)
to choose the other Party of this Contract as its sole cooperation partner for the cooperation in the development, design and manufacturing project relating to the HCPV components and systems for terrestrial solar power applications in the PRC, Hong Kong, Macau and Taiwan.

(i)
the JV Company shall be both Parties’ sole supplier for HCPV terrestrial solar power components and system products as long as the JV Company meets such Party’s strict price (including CIF (Incoterms 2000) shipping costs), quality, warranty, performance, and delivery specifications (collectively, the “Purchase Criteria”). If the JV Company cannot make products which meet the Purchase Criteria, then, both Parties shall negotiate firstly on a friendly basis; if within 3 months, both Parties fail to solve this issue, then either Party may purchase from a third party such HCPV terrestrial solar power components and system products.

(j)	to take charge of other matters as entrusted by the JV Company.

2、Unless otherwise provided in this Contract, Party A also undertakes:
(a)	to be in charge of searching and identifying construction land, production plant and office area for the JV Company, as well as assisting the JV Company to secure relevant approvals.
(b)	to assist the JV Company in the design, renovation and conversion of production plant and construction facilities, as well as in handling relevant approval process.
(c)
to utilize its resources in all respects including personnel in the PRC market, in order to help the JV Company in market development, customer service, technology development, project installation as well as procuring various incentives offered by the government, etc.

(d)	Party A (including its Affiliates) will not, directly or indirectly, engage in any same or competing business with those conducted by the JV Company in the PRC, Hong Kong, Macau and Taiwan.

Article 46. Confidentiality.
The Parties have executed a separate Mutual Proprietary Information Agreement dated the execution date of this Contract (the “NDA”), which will govern the definition, disclosure and use of confidential information. Any confidential and/or proprietary information disclosed in connection with this Contract, by either Party, is subject to and governed by the terms of the NDA. A copy of the executed NDA is attached hereto as Exhibit C.

Article 47. Non-Competition.
Promptly after the initial capital contributions by the Parties, both Parties and their Affiliates shall not:
(1)	solicit, with respect to HCPV components for terrestrial solar power applications, for itself or any entity, other than the JV Company, a customer or client of the JV Company;
(2)	persuade or attempt to persuade any employee of the JV Company to leave the JV Company’s employment; or
(3)
not directly or indirectly, engage in any same or competing business with those conducted by the JV Company in the PRC, Hong Kong, Macau and Taiwan during the term of this Contract and within two years of the termination of this Contract, including any of its exhibits. However, in case of any termination of this Contract, including any of its exhibits, by reason of the breach of one Party, the non-breaching Party will not be subject to this clause; or each of the Parties fails to reach agreement on the extension of the operating period of the JV Company when the operating period of the JV Company expires, each of the Parties will not be subject to this clause.

(4)
with respect to HCPV components for terrestrial solar power applications (the “Business”), solicit for itself or its Affiliates any customer or prospective Business client of the other Party, which such Party can reasonably show is a current, past or prospective Business customer of that Party (the “Party Customers”), and following the business operation of the JV Company, both Parties shall provide/update their checklist of such Business clients to the other Party and the JV Company on a quarterly basis. For prospective clients, the Party must be able to show reasonable evidence that it conducted discussions regarding the purchase and sale of HCPV components for terrestrial solar power applications with such prospective client. However, if otherwise approved by both Parties, this clause shall not apply. For the avoidance of doubt, solicitation by either Party of its own customers shall not be deemed as a violation of this Article 47. Notwithstanding the foregoing, Party A and the JV Company shall not sell to any customers located or incorporated in the USA, other than through Party B.

In addition to the foregoing, with respect to HCPV components for terrestrial solar power applications, the Parties agree on behalf of themselves and the JV Company, that the JV Company will not solicit for itself any of the Party Customers.

Article 48. Force Majeure.
In the event that the performance of this Contract is directly affected by or this Contract cannot be performed in accordance with provisions herein due to earthquake, typhoon, flood, war and other force majeure events, the occurrence and consequence of which is beyond the reasonable control of the party invoking force majeure, then the Party suffering the force majeure event above shall immediately notify the other Party and the JV Company of such event and provide, within fifteen (15) days following the date of occurrence of such event, the details of such event and the reasons why such Party cannot perform its obligations under this Contract, and the affected Party’s obligation to perform those obligations affected by the event of force majeure shall be suspended for a period equal to the delay directly resulting from the occurrence of such event. Depending on the impact on the performance of this Contract by such event, the Parties may decide whether to terminate this Contract in its entirety or partially renegotiate either or both Parties obligations to perform under this Contract. In the event of force majeure, neither Party shall be responsible for any damage, increased costs or loss which the other party may sustain by reason of such a failure or delay of performance.

Article 49. Public Disclosure.
Except as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction, no announcement in connection with the existence or subject matter of this Contract or any of its ancillary agreements shall be made by either Party without the prior written approval of the other Party. Once there is any requirement, as stated above, both Parties shall discuss and reach agreement on the content and form of the relevant announcement.

Article 50. Termination.
The JV Company may terminate its operation in case of any of the following circumstances:
1.	the expiration of the operation term of the JV Company or occurrence of other dissolution matters provided by the Articles of Association;
2.	the dissolution of the JV Company by a Board resolution;
3.	the dissolution required by merger or split of the JV Company;
4.	the JV Company is legally ordered to be closed due to the violation of any law or regulation;
5.	the JV Company cannot continue its operation due to a force majeure event;
6.	the declaration of bankruptcy by the JV Company;
7.
either Party fails to make its contributions to the registered capital of the JV Company as set forth herein, and such failure continues for a period of more than one hundred and twenty (120) days and such failure is not waived by the other Party. In such case, the non-breaching Party may terminate.

8.
there occurs a material breach of any obligations under this Contract or any other contract referred to herein and such breach is not cured by the breaching Party within ninety (90) days after receipt of written notice of the breach from the non-breaching Party. In such case, the non-breaching Party may terminate.

9.
the JV Company sustains serious losses for three (3) consecutive years and the JV Company is unable to attain its business goals and, after constructive attempts by both Parties, the Parties are unable to agree on a business plan to improve the financial situation of the JV Company. In such case, either Party may terminate, however, either Party may still engage in the business of the JV Company and it will not be subject to Clause 3 under Article 47.

10.
in the event the government of the PRC or of the U.S.A. requires any material alteration, modification or other actions of the rights and obligations of either Party under this Contract, which prevents either Party from achieving its business objectives; or in the event the government of the PRC or of the U.S.A disapproves this Contract or the transactions herein. In the event of such a governmental notice, the Party receiving such notice will promptly provide the other Party with a written notice outlining the nature of the governmental development. The occurrence of the situation in this clause shall not constitute the breach of either Party, and in this case, both Parties may still engage in the business of the JV Company and it will not be subject to Clause 3 under Article 47.

Except for the provisions in 7-10 in Article 50 above, the termination of operation of the JV Company shall be decided by the meeting of the Board and approved by the original approval authority.

When the JV Company terminates its operation, the Board shall put forward liquidation procedure and conduct an orderly liquidation of the assets of the JV Company.

When the liquidation is completed, the liquidation group designated by the Board shall submit a report to original approval authority and apply to original registration authority for cancellation of the business registration and hand in the business license for cancellation.

Article 51. Liability for Default.
Both Parties to this Contract shall strictly perform the provisions set forth in the Contract. If there is any material default, defaulting Party shall indemnify non-defaulting party for all economic loss.

Termination of this Contract or dissolution of the JV Company for any reason shall not release a breaching Party from any liability for default which at the time of termination or dissolution has already accrued to the other Party, or which thereafter may accrue to the other Party in respect of any act or omission prior to such termination or dissolution.

Article 52. Notice.
Notices or other communications required to be given by any Party or the JV Company pursuant to this Contract shall be written in both English and Chinese and may be delivered personally, sent by registered airmail (postage prepaid), or by a recognized courier service, sent by the email, or sent by facsimile transmission to the address of the other Party set forth below or such other address notified in lieu thereof. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:
(a)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery to the other Party.
(b)	Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the tenth (10th) day after the date on which they were mailed (as indicated by the postmark).
(c)	Notices given by air courier shall be deemed effectively given on the date of delivery (as indicated by the airway bill) to the other Party.

(d)	Notices given by email shall be deemed effectively given on the first (1st) business day following the date of email.
(e)	Notices given by facsimile transmission shall be deemed effectively given on the first (1st) business day following the date of transmission.

For the purpose of notices, the addresses of the Parties are as follows:
Party A: 厦门市三安光电科技有限公司
Attention: 王庆
Telephone No: +86-592-5905859,
Facsimile No: +86-592-5937038

Party B: EMCORE Corporation, 10420 Research Rd. SE, Albuquerque, NM 87123 USA
Attention: Chief Executive Officer
Telephone No: 505-332-5000
Facsimile No: 505-323-3402

Any Party may at any time change its address for service of notice or communication in writing delivered to the other Party in accordance with the terms hereof.

Article 53. Governing Law.
The execution, effectiveness, interpretation, performance and dispute resolution of this Contract and its attachments shall be governed by the laws of the PRC. In the event that there is no officially published and publicly available law of PRC governing a particular matter relating to this Contract, reference shall be made to the relevant provisions in any treaty to which the PRC is a member or signatory. If there is no such applicable treaty provision, then reference shall be made to general international practices.

Article 54. Dispute Resolution.
Any dispute arising from, out of or in connection with this Contract shall be settled through good-faith negotiations between the Parties. Such consultations shall begin immediately after a Party has delivered to the other Party a written request for such consultation. If within ninety (90) days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall be submitted to China International Economic and Trade Arbitration Commission Beijing Commission for arbitration according to its rules then in force.

There shall be three (3) arbitrators. Party A shall select one (1) arbitrator and Party B shall select one (1) arbitrator, and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration. If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Commission. A third arbitrator shall be mutually agreed by the two so appointed arbitrators and such third arbitrator shall not be a US or PRC national. If the arbitrators appointed by the Parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their nomination, then the third arbitrator shall be appointed by the Commission with the condition that such arbitrator shall not be a US or PRC national. The arbitral award shall be final and binding upon all Parties, and shall deal with the question of costs of arbitration and all matters related thereto. The language of the arbitration shall be in Chinese and English. The decision shall be in writing, signed by a majority of the arbitrators, and shall include a statement setting forth the reasons for the disposition of any claims.

Article 55. Amendment and Effectiveness.
The attached exhibits entered into in conjunction with this Contract shall constitute part of this Contract, which shall be equally effective with the text of this Contract.

Without the mutual agreement and the execution of the written agreement by both Parties, this Contract and its Exhibits may not be amended.

This Contract and its exhibits shall take effect upon the signature and chop by the legal representative(s) or authorized representative(s) of both Parties (only signature for Party B) and the approval by the appropriate approval authority. Both Parties warrant to each other that prior to the signature and chop affixation, proper internal authorization and approval have been obtained.

This Contract is written both in Chinese and English, and the Chinese version and the English version have the same legal effect. In the event that there is any inconsistency between the Chinese version and the English version, both Parties shall come to an agreement by negotiation in good faith. If the negotiation cannot be reached, the provision in Article 54 herein shall be applied.

Article 56. Conflict or Inconsistency.
The rights and obligations of the Parties established by and under this Contract shall continue to exist throughout the term of this Contract and shall not be prejudiced by the establishment of the JV Company, the adoption of the Articles of Association or the execution of any of the contracts contemplated herein. In the event of any conflict or inconsistency between this Contract and the Articles of Association, this Contract shall prevail.

Article 57. Compliance with Applicable Law.
The JV Company shall at all times be in compliance in all material respects with applicable law, including applicable PRC law. In addition, the JV Company shall at all times comply with the applicable requirements of the United States Foreign Corrupt Practices Act of 1977, as amended, and all U.S. statutory and regulatory requirements and export and import control laws and regulations related to the export or transfer of commodities, software and technology, including the Arms Export Control Act, as amended or any successor statute of similar import, ITAR, and the Export Administration Regulations.

Article 58. Originals.
This Contract shall be prepared in ten originals. Each of the Parties shall keep one original, the JV Company will keep two originals, and the remaining will be submitted to relevant administrative authorities.

Article 59. Entire Agreement.
This Contract and the other contracts contemplated herein constitute the entire agreement among Party A and Party B with respect to the subject matters set forth herein and supersede all prior discussions, notes, memoranda, negotiations, understandings and all the documents and agreements between them relating to the same. All documents, agreements, understandings and correspondence between the Parties prior to the execution of this Contract shall, with the exception of any non-disclosure/confidentiality undertakings, become null and void automatically when this Contract enters into effect.

Article 60. Waiver and Severability.
Failure of a Party to enforce a right under this Contract will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved. If any part of this Contract is for any reason found to be unenforceable, all other parts nevertheless remain enforceable to the extent necessary to carry out the original intent of this Contract.

Article 61. Headings.
The headings contained in this Contract are for reference only and shall not be deemed to be a part of this Contract or to affect the meaning or interpretation hereof.
Exhibit A: Technology License Agreement between Party A and the JV Company
Exhibit B: Technology License Agreement between Party B and the JV Company
Exhibit C: Mutual Proprietary Information Agreement
（no text hereinafter）

(Signature page of the Joint Venture Contract)

IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed as of the date first above written by their duly authorized representatives.

Party A: San’An Optoelectronics, Co., Ltd. (chop)
Legal Representative (Authorized Representative):
Signature:  /s/ Mr. Xiucheng Lin, Chairman

Party B: EMCORE Corporation
Legal Representative (Authorized Representative):
Signature: /s/ Hong Q. Hou, President and CEO

Date:  July 30, 2010